Exhibit 99.1

Centerview Partners LLC 31 West 52nd Street New York, NY 10019 June 27, 2024

The Board of Directors

Infinera Corporation

6373 San Ignacio Avenue

San Jose, CA 95119

The Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock, par value $0.001 per share (the “Shares”) (other than Excluded Shares, as defined below), of Infinera Corporation, a Delaware corporation (the “Company”), of the Consideration (as defined below) proposed to be paid to such holders pursuant to the Agreement and Plan of Merger (the “Agreement”) proposed to be entered into by and among Nokia Corporation, a company incorporated under the laws of the Republic of Finland (“Parent”), Neptune of America Corporation, a Delaware corporation and wholly owned subsidiary, directly or indirectly, of Parent (“Merger Sub”), and the Company. The Agreement provides that Merger Sub will be merged with and into the Company (the “Merger” and, collectively with the other transactions contemplated by the Agreement, the “Transaction”), as a result of which the Company will become a wholly owned subsidiary of Parent and each issued and outstanding Share immediately prior to the effective time of the Merger (other than (i) Shares held by the Company as treasury stock, (ii) Shares owned by Parent or Merger Sub, (iii) Shares owned by any direct or indirect wholly owned subsidiary of Parent or Merger Sub as of immediately prior to the effective time of the Merger or (iv) Dissenting Company Shares (as defined in the Agreement) (the Shares referred to in clauses (i), (ii), (iii) and (iv), together with any Shares held by any affiliate of the Company or Parent, “Excluded Shares”)) will be converted into the right to receive, at the election of the holder and subject to certain proration and adjustment procedures set forth in the Agreement (as to which we express no view or opinion), one of the following: (1) $6.65 in cash, without interest (such consideration, the “Cash Consideration”); (2) 1.7896 ordinary shares of Parent, with no nominal value and in book-entry form (“Parent Shares”) (such consideration, the “Share Consideration”); or (3) $4.66 in cash, without interest, and 0.5355 Parent Shares (such consideration, the “Mixed Consideration”); provided that, in each case, Parent Shares shall be delivered in the form of American Depositary Shares (“Parent ADSs”) with each Parent ADS representing the right to one Parent Share. The aggregate Cash Consideration, the aggregate Share Consideration and the aggregate Mixed Consideration to be paid to the holders of Shares (other than Excluded Shares), taken together (and not separately), is referred to as the “Consideration.” The terms and conditions of the Transaction are more fully set forth in the Agreement.

31 WEST 52ND STREET, 22ND FLOOR, NEW YORK, NY 10019

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The Board of Directors

Infinera Corporation

June 27, 2024

We have acted as financial advisor to the Board of Directors of the Company in connection with the Transaction. We will receive a fee for our services in connection with the Transaction, a portion of which is payable upon the rendering of this opinion and a substantial portion of which is contingent upon the consummation of the Transaction. In addition, the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement.

We are a securities firm engaged directly and through affiliates and related persons in a number of investment banking, financial advisory and merchant banking activities. In the past two years, except for our current engagement, we have not been engaged to provide financial advisory or other services to the Company, and we have not received any compensation from the Company during such period. In the past two years, we have not been engaged to provide financial advisory or other services to Parent or Merger Sub, and we have not received any compensation from Parent or Merger Sub during such period. In the past two years, we have been engaged to provide financial advisory services unrelated to the Company to three financial creditor groups (of which one or more affiliates of Oaktree Capital Group, LLC (collectively, “Oaktree”), a significant stockholder of the Company, was or is a member) in connection with restructurings or potential restructurings involving the relevant issuer, and we have received, and in the future expect to receive, compensation for such services. We may provide investment banking and other services to or with respect to the Company, Parent or Oaktree or their respective affiliates, including portfolio companies of Oaktree, in the future, for which we may receive compensation. Certain (i) of our and our affiliates’ directors, officers, members and employees, or family members of such persons, (ii) of our affiliates or related investment funds and (iii) investment funds or other persons in which any of the foregoing may have financial interests or with which they may co-invest, may at any time acquire, hold, sell or trade, in debt, equity and other securities or financial instruments (including derivatives, bank loans or other obligations) of, or investments in, the Company, Parent, Oaktree or any of their respective affiliates, including portfolio companies of Oaktree, or any other party that may be involved in the Transaction.

In connection with this opinion, we have reviewed, among other things: (i) a draft of the Agreement dated June 27, 2024 (the “Draft Agreement”); (ii) a draft of the Voting Agreement proposed to be entered into by and between Parent and Oaktree Optical Holdings, L.P. (the “Voting Agreement”, and such draft thereof is referred to as the “Draft Voting Agreement”); (iii) Annual Reports on Form 10-K of the Company for the fiscal years ended December 30, 2023, December 31, 2022 (as amended) and December 25, 2021 and Annual Reports on Form 20-F of Parent for the years ended December 31, 2023, December 31, 2022 and December 31, 2021; (iv) certain interim reports to stockholders of the Company and Parent, including Quarterly Reports on Form 10-Q of the Company and quarterly reports furnished on Form 6-K of Parent; (v) certain publicly available research analyst reports for the Company and Parent; (vi) certain other communications from the Company and Parent to their respective stockholders; (vii) certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of

The Board of Directors

Infinera Corporation

June 27, 2024

the Company, including certain financial forecasts, analyses and projections relating to the Company prepared by management of the Company and furnished to us by the Company for purposes of our analysis (the “Company Forecasts”) (collectively, the “Company Internal Data”); and (viii) certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of Parent (collectively, the “Parent Internal Data”). We have participated in discussions with members of the senior management and representatives of each of the Company and Parent regarding their assessment of the Company Internal Data (including, without limitation, the Company Forecasts) and the Parent Internal Data, as appropriate, and the strategic rationale for the Transaction. In addition, we reviewed publicly available financial and stock market data, including valuation multiples, for the Company and compared that data with similar data for certain other companies, the securities of which are publicly traded, in lines of business that we deemed relevant. We also compared certain of the proposed financial terms of the Transaction with the financial terms, to the extent publicly available, of certain other transactions that we deemed relevant and conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.

We have assumed, without independent verification or any responsibility therefor, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by us for purposes of this opinion and have, with your consent, relied upon such information as being complete and accurate. In that regard, we have assumed, at your direction, that the Company Internal Data (including, without limitation, the Company Forecasts) have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby, and that the Parent Internal Data have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Parent as to the matters covered thereby, and we have relied, at your direction, on the Company Internal Data (including, without limitation, the Company Forecasts) and the Parent Internal Data for purposes of our analysis and this opinion. We express no view or opinion as to the Company Internal Data (including, without limitation, the Company Forecasts) and the Parent Internal Data or the assumptions on which they are based. In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of the Company or Parent, nor have we been furnished with any such evaluation or appraisal, and we have not been asked to conduct, and did not conduct, a physical inspection of the properties or assets of the Company or Parent. We have assumed, at your direction, that the final executed Agreement and Voting Agreement will not differ in any respect material to our analysis or this opinion from the Draft Agreement and Draft Voting Agreement reviewed by us. We have also assumed, at your direction, that the Transaction will be consummated on the terms set forth in the Agreement and the Voting Agreement and in accordance with all applicable laws and other relevant documents or requirements, without delay or the waiver, modification or amendment of any term, condition or agreement, the effect of which would be material to our analysis or

The Board of Directors

Infinera Corporation

June 27, 2024

this opinion and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction, condition or other change, including any divestiture requirements or amendments or modifications, will be imposed, the effect of which would be material to our analysis or this opinion. We have not evaluated and do not express any opinion as to the solvency or fair value of the Company or Parent, or the ability of the Company or Parent to pay their respective obligations when they come due, or as to the impact of the Transaction on such matters, under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We are not legal, regulatory, tax or accounting advisors, and we express no opinion as to any legal, regulatory, tax or accounting matters.

We express no view as to, and our opinion does not address, the Company’s underlying business decision to proceed with or effect the Transaction, or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to the Company or in which the Company might engage. This opinion is limited to and addresses only the fairness, from a financial point of view, as of the date hereof, to the holders of the Shares (other than Excluded Shares) of the Consideration to be paid to such holders pursuant to the Agreement. We have not been asked to, nor do we express any view on, and our opinion does not address, any other term or aspect of the Agreement, the Voting Agreement or the Transaction, including, without limitation, the structure or form of the Transaction, or any other agreements or arrangements contemplated by the Agreement, the Voting Agreement or that are entered into in connection with or otherwise contemplated by the Transaction, including, without limitation, (i) the fairness of the Transaction or any other term or aspect of the Transaction to, or any consideration to be received in connection therewith by, or the impact of the Transaction on, the holders of any other class of securities, creditors or other constituencies of the Company or any other party, (ii) the allocation of the Consideration as among holders of Shares who receive the Cash Consideration, the Share Consideration or the Mixed Consideration, or (iii) the relative fairness of the Cash Consideration, the Share Consideration or the Mixed Consideration. In addition, we express no view or opinion as to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of the Company or any party, or class of such persons in connection with the Transaction, whether relative to the Consideration to be paid to the holders of the Shares (other than the Excluded Shares) pursuant to the Agreement or otherwise. Our opinion is necessarily based on financial, economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof, and we do not have any obligation or responsibility to update, revise or reaffirm this opinion based on circumstances, developments or events occurring after the date hereof. We express no view or opinion as to what the value of Parent ADSs (or the underlying Parent Shares) actually will be when issued pursuant to the Transaction or the prices at which the Shares, Parent ADSs or Parent Shares will trade or otherwise be transferable at any time, including following the announcement or consummation of the Transaction. Our opinion does not

The Board of Directors

Infinera Corporation

June 27, 2024

constitute a recommendation to any stockholder of the Company or any other person as to how such stockholder or other person should vote with respect to the Merger or otherwise act with respect to the Transaction or any other matter, including, without limitation, whether such stockholder or person should elect to receive the Cash Consideration, the Share Consideration or the Mixed Consideration, or make no election, in the Transaction.

Our financial advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Transaction. The issuance of this opinion was approved by the Centerview Partners LLC Fairness Opinion Committee.

Based upon and subject to the foregoing, including the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth herein, we are of the opinion, as of the date hereof, that the Consideration to be paid to the holders of Shares (other than Excluded Shares) pursuant to the Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

CENTERVIEW PARTNERS LLC